Exhibit 99.3

Consent of Person Named as About to Become Director

In accordance with Rule 438 under the Securities Act of 1933, as amended, each of the undersigned hereby consents to being named as a person who is anticipated to become a director of Pinnacle Bankshares Corporation (“Pinnacle”) following the consummation of the merger of Virginia Bank Bankshares, Inc. (“Virginia Bank”) with and into Pinnacle in accordance with the Agreement and Plan of Reorganization, dated as of January 21, 2020, as amended June 9, 2020, between Pinnacle and Virginia Bank, including the related Plan of Merger, as described in the joint proxy statement/prospectus, which forms a part of the Registration Statement on Form S-4 of Pinnacle, and any amendment or supplement thereto (the “Registration Statement”), and to the filing of this consent as an exhibit to the Registration Statement.

Signature	Date

/s/ George W. Davis, III	July 2, 2020
George W. Davis, III

/s/ John L. Foster	July 2, 2020
John L. Foster

/s/ L. Frank King, Jr.	July 2, 2020
L. Frank King, Jr.

/s/ Donald W. Merricks	July 2, 2020
Donald W. Merricks

/s/ Dr. Albert L. Payne	July 2, 2020
Dr. Albert L. Payne